Exhibit 23.1





                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Alliance Gaming Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-45811, 33-45810, 333-25515, 333-20685, 333-10011 and 333-34077) on Forms S-3
and S-8 of Alliance Gaming Corporation of our report dated August 14, 1998, relating to the consolidated balance sheets of Alliance Gaming Corporation and Subsidiaries as of June 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Alliance Gaming Corporation.




                                                   KPMG Peat Marwick LLP



Las Vegas, Nevada
September 23, 1998